Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

dated as of October 19, 2016

among

ASHLAND LLC

and

ASHLAND GLOBAL HOLDINGS INC.

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee, Registrar and Paying Agent

to the

INDENTURE

dated as of August 7, 2012

between

ASHLAND INC.

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee, Registrar and Paying Agent

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of October 19, 2016, among ASHLAND LLC, a Kentucky limited liability company formerly known as Ashland Inc. (the “Company”), U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”), and, solely with respect to Article 3, ASHLAND GLOBAL HOLDINGS INC., a Delaware corporation (the “Guarantor”).

RECITALS

WHEREAS the Company and the Trustee have duly executed and delivered an Indenture, dated as of August 7, 2012 (the “Base Indenture”) and a supplemental indenture, dated as of February 26, 2013 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance by the Company of the Company’s 4.750% Senior Notes due 2022 (the “Notes”);

WHEREAS the Company is an indirect, wholly-owned subsidiary of the Guarantor;

WHEREAS, the Board of Directors of the Guarantor has determined it to be in the best interest of the Guarantor to guarantee, to the extent set forth herein, all of Company’s Obligations under the Notes and the Indenture;

WHEREAS Company desires to execute and deliver this Second Supplemental Indenture in order to amend certain terms of the Indenture (collectively, the “Proposed Amendments”) and provide for the Guarantee (as defined below);

WHEREAS in accordance with Section 9.02 of the Base Indenture, the Company has received written consents to the Proposed Amendments from the holders of a majority in aggregate principal amount of the Notes outstanding as of the record date fixed by the Company in accordance with Section 9.04(b) of the Base Indenture, excluding Notes owned by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company (the “Requisite Consent”), and accordingly, the Company and the Trustee are expressly permitted to enter into this Second Supplemental Indenture;

WHEREAS for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Second Supplemental Indenture; and

WHEREAS all covenants and conditions necessary to make this Second Supplemental Indenture a valid, legal and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

(b) For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

(c) “Guarantee” means the guarantee by the Guarantor of the Company’s Obligations under the Indenture and the Notes.

ARTICLE 2

AMENDMENTS

Section 2.01. Amendment to Section 4.02 of the Base Indenture. Section 4.02 (Reports and Other Information) of the Indenture is hereby amended by adding the following text to the end thereof:

“(d) Notwithstanding the foregoing, the information, documents and reports required by this Section 4.02 of the Indenture may, at the option of the Company, instead be those of any direct or indirect parent entity of the Company for so long as such parent entity fully and unconditionally guarantees the obligations of the Company in respect of the Notes and the Indenture at the time the filing or delivery of the applicable information, document or report is required pursuant to this Section 4.02.”

ARTICLE 3

GUARANTEE

Section 3.01. Guarantees.

(a) Subject to Section 3.03, the Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each holder of Notes and the Trustee and their successors and assigns (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all Obligations of the Company under the Indenture (including Obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary Obligations of the Company under the Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other Obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes, on the terms set forth in the Indenture (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor, and the Guarantor shall remain bound under this Article 3 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Subject to Section 3.03, the Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Guarantor waives notice of any Default under the Notes or the Guaranteed Obligations.

(c) Subject to Section 3.03, the Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d) Except as expressly set forth in Section 3.02 or 3.03, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(e) Subject to Sections 3.02 and 3.03 hereof, the Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Subject to Section 3.03, the Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment of, or any part thereof, principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of the Company or any of its Subsidiaries or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against the Guarantor by virtue hereof, but subject to Section 3.03, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, the Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the Trustee.

(g) Subject to Section 3.03, the Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Trustee in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. The Guarantor further agrees that, as between it, on the one hand, and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and

(ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Section 3.01.

(h) Subject to Section 3.03, the Guarantor also agrees to pay any and all fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any holder in enforcing any rights under this Section 3.01.

Section 3.02. Limitation on Liability. The Guarantor, and by its acceptance of Notes, each holder, hereby confirms that it is the intention of all such parties that the Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the holders and the Guarantor hereby irrevocably agree that, any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If the Guarantor makes a payment under its Guarantee, the Guarantor shall be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from any other obligor on the Indenture and the Notes in an amount equal to such obligor’s pro rata portion of such payment based on the respective net assets of the Guarantor and all such obligors at the time of such payment determined in accordance with GAAP.

Section 3.03. Release of Guarantees; No Successors. (a) The Guarantee and all obligations of the Guarantor pursuant to this Article 3 and the other provisions of the Indenture shall be automatically and unconditionally released and discharged, without further action required on the part of the Guarantor, the Company, the Trustee or any holder of Notes, if, at the time of delivery of the Officer’s Certificate referred to below, (i) there has not been an acceleration of any amounts in respect of the Notes pursuant to Section 6.02 of the Base Indenture (unless such acceleration has been rescinded or annulled) and (ii) no Default or Event of Default shall have occurred and be continuing. Any such release and discharge shall be evidenced by the delivery by the Company of an Officer’s Certificate to the Trustee certifying that the conditions set forth in clauses (i) and (ii) hereof have been satisfied and shall be effective upon delivery of such Officer’s Certificate (unless such Officer’s Certificate specifies another effective time). Upon request of the Company or the Guarantor, the Trustee shall evidence such release and discharge by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any holder of Notes.

(b) The Guarantee shall be automatically released and shall terminate upon (i) the merger of the Guarantor with or into the Company or the merger of the Company with or into the Guarantor, (ii) the consolidation of the Guarantor with the Company or (iii) the transfer of all or substantially all of the assets of the Guarantor to the Company or the Company to the Guarantor. At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

(c) Notwithstanding Section 4.05 hereof, Section 11.13 of the Base Indenture or Section 3.05 of the First Supplemental Indenture, this Article 3 shall be binding only upon Ashland Global Holdings Inc., and absent an affirmative written assumption of the Guaranteed Obligations pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, shall not be binding upon any of the Guarantor’s successors or assigns.

Section 3.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Article 3 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 3 at law, in equity, by statute or otherwise.

Section 3.05. Non-Impairment. The failure to endorse a Guarantee on any Notes shall not affect or impair the validity thereof.

Section 3.06. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the Guarantee and waivers made by the Guarantor pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Ratification of the Base Indenture and the First Supplemental Indenture.

This Second Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Base Indenture and the First Supplemental Indenture are in all respects ratified and confirmed, and the Base Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 4.02. Trust Indenture Act Controls.

If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Second Supplemental Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

Section 4.03. Notices.

All notices and other communications shall be given as provided in the Base Indenture.

Section 4.04. Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF

THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 4.05. Successors.

All agreements of the Company in this Second Supplemental Indenture shall bind their successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 4.06. Multiple Originals.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.07. Headings.

The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 4.08. Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

ASHLAND LLC

By:	/s/ Peter J. Ganz
	Name:	Peter J. Ganz
	Title:	Senior Vice President, General Counsel, and Secretary

TRUSTEE, REGISTRAR AND PAYING AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ William Sicking
	Name:	William Sicking
	Title:	Vice President

SOLELY WITH RESPECT TO ARTICLE 3:

GUARANTOR:

ASHLAND GLOBAL HOLDINGS INC.

By:	/s/ Peter J. Ganz
	Name:	Peter J. Ganz
	Title:	Senior Vice President, General Counsel, and Secretary

NOTATION OF GUARANTEE

For value received, Ashland Global Holdings Inc. (the “Guarantor”) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in Indenture, dated as of August 7, 2012 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of February 26, 2013 (the “First Supplemental Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and as further supplemented by the Second Supplemental Indenture, dated as of October 19, 2016 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under the Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes, on the terms set forth in the Indenture. The obligations of the Guarantor to the holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 3 of the Second Supplemental Indenture and reference is hereby made to the Second Supplemental Indenture for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.